Exhibit 4.1

15% SENIOR SECURED PROMISSORY NOTE

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT.

Principal Amount: $270,000	Issuance Date: August 14, 2012

FOR VALUE RECEIVED, Skinny Nutritional Corp., a Nevada corporation (the “Borrower”), hereby promises to pay to Trim Capital LLC, a Delaware limited liability company (the “Holder”), at c/o Prime Capital, LLC, 135 East 57th Street, 11th Floor, New York, New York 10022, or at such other place as Holder may from time to time designate in writing, on the Maturity Date (as defined below) the principal sum of Two Hundred Seventy Thousand Dollars ($270,000) (the “Principal”), together with any accrued and unpaid interest on the unpaid Principal balance hereunder.  This Senior Secured Promissory Note (as amended, modified and supplemented from time to time, this “Note”) is issued pursuant to that certain Securities Purchase Agreement, by and between the Borrower and the Holder, dated as of June 28, 2012, as amended (as amended, the “Purchase Agreement”).  Unless earlier converted pursuant to Section 10 herein, the Principal and any accrued and unpaid interest thereon shall be payable by the Borrower in accordance with the terms of this Note no later than the earlier of (A) June 28, 2013, or (B) upon an acceleration in accordance with Section 6 herein (the “Maturity Date”); provided, that if the Borrower issues the Remaining Note to the Holder at a Second Closing pursuant to the Purchase Agreement prior to the occurrence of the Maturity Date under this Note, then the Maturity Date under this Note shall be deemed automatically revised and amended, without any further action by the Borrower or the Holder, to correspond to the maturity date under the Remaining Note.  This Note is one of three related senior secured promissory notes of like tenor issued, and in the case of the Remaining Note, to be issued, by the Borrower to the Holder pursuant to the Purchase Agreement (collectively, the “Notes”).  The Remaining Note is to be issued to the Holder, subject to the satisfaction of the conditions thereto set forth in the Purchase Agreement, at the Second Closing.  The Notes, together with the Purchase Agreement, the Security Agreement (as defined below), the IP Security Agreement (as defined below) and all other agreements, instruments, documents and certificates executed and/or delivered in connection with the Purchase Agreement or the transaction documents contemplated thereby shall be termed the “Transaction Documents”.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

1.   Interest Rate.  The Principal shall accrue interest from the date of this Note until the Principal is paid in full at the rate of fifteen percent (15%) per annum.  Interest shall be compounded and payable semi-annually calculated on the basis of a 365-day year.  In no event shall the interest rate on this Note exceed the maximum interest rate permitted by applicable law.

2.   Principal and Interest Repayment.  Unless earlier converted pursuant to Section 10 herein, the entire outstanding Principal balance under this Note and any accrued and unpaid interest thereon shall be due on the Maturity Date.

3.   Place of Payment.  All amounts payable hereunder shall be payable in immediately available funds in U.S. dollars at the address of the Holder set forth above, unless another place of payment shall be specified in writing by the Holder, or unless this Note shall be earlier converted pursuant to Section 10 herein.

4.   Prepayment of Note.  The Borrower shall have the right to prepay, without penalty or premium, any Principal and/or accrued interest due under this Note at any time and from time to time.  If Borrower elects to make a prepayment under this Note, then any prepayment of the Principal shall be accompanied by all accrued interest on the amount of Principal being prepaid.

5.   Default.  The occurrence of any of the following shall constitute an “Event of Default”:

(a)           Failure by the Borrower to pay any unpaid principal balance of any of the Notes or the interest thereon after the same has become due and payable in accordance with the terms hereof or thereof;

(b)           Any warranty, representation or statement made or deemed made by or on behalf of the Borrower in any of the Transaction Documents shall be false or misleading in any material respect at the time such warranty, representation or statement was made or deemed to be made;

(c)           The Borrower breaches any of its other obligations under any of the Transaction Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of the Borrower has actual knowledge of such failure and (ii) the date on which notice of such breach shall have been given to Borrower from Holder;

(d)           Any use by the Borrower of the proceeds received by it from the sale of the Securities under the Purchase Agreement except in accordance with the Approved Budget or as otherwise consented to in writing by the Holder;

(e)           (i) The Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or suspend the operation of its business as currently conducted, (ii) any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) the Borrower, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(f)           any other obligation of the Borrower for the payment of borrowed money in excess of $25,000 individually or $50,000 in the aggregate for all such obligations, is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g)           One or more final judgments, orders or decrees shall be rendered against the Borrower by a court of competent jurisdiction that either (i) exceeds by more than $100,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or (ii) would be reasonably likely to have a Material Adverse Effect on the Borrower, and either (x) enforcement proceedings shall have been commenced upon any such judgment, order or decree or (y) such judgment, order or decree shall not have been vacated or discharged for a period of thirty (30) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)           Any of the Collateral (as defined in the Security Agreement) collectively having a fair market value (as reasonably determined by the Holder) in excess of $25,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against the Borrower or any of the Collateral collectively having a fair market value (as reasonably determined by the Holder) in excess of $25,000, which in the good faith judgment of the Holder subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk within ten (10) days following such attachment, execution, levy, seizure or confiscation;

(i)    (1) Any material provision of any of the Transaction Documents shall fail to be valid and binding on, or enforceable against, the Borrower (other than to the extent any such provision was waived or terminated by the Purchaser), (2) any Transaction Document, purporting to grant a security interest to secure any obligation shall fail to create a valid and enforceable security interest on any material Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Transaction Document, other than by reason of the Holder voluntarily relinquishing such security interest, or (3) any subordination provision set forth in any document evidencing or relating to any subordinated indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of such subordinated indebtedness (or such person shall so state in writing), except to the extent any such provision was waived or terminated by the Purchaser;

(j)    Excluding the transactions contemplated by the Purchase Agreement to be consummated at the Closings thereunder, the acquisition of the Borrower by another entity (other than the Holder or any of its Affiliates) by means of any transaction or series of related transactions (including any acquisition of Common Stock or Common Stock Equivalents, reorganization, merger or consolidation), after the consummation of which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Borrower or such other surviving or resulting entity  (or if the Borrower or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions;

(k)    The direct or indirect sale, lease, exclusive license, assignment, transfer, conveyance or other disposition by the Borrower of all or substantially all of its assets in one or a series of related transactions, except to a wholly-owned subsidiary of the Borrower; or

(l)    The termination of the Purchase Agreement by either the Borrower or the Holder prior to the consummation of the Third Closing for any reason (other than a termination of the Purchase Agreement by the Borrower in accordance with the terms of the Purchase Agreement as a result of a breach of the Purchase Agreement by the Holder or any of its Affiliates).

6.   Upon Occurrence of Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Holder, at the Holder’s sole option, may declare all unpaid Principal hereof and all accrued interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration.   The exercise by the Holder of its rights hereunder, however, is subject to the Borrower’s obligations pursuant to the UCF Factoring Agreement (as such term is defined in the Security Agreement).

7.   Late Fees.  If Holder does not receive any payment due under this Note or any of the Transaction Documents from the Borrower within four (4) days after its due date, then, at Holder’s election, Borrower agrees to pay to the Holder a late fee equal to (a) five percent (5%) of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by the Holder under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

8.   Default Rate.  This Note shall bear interest, at the option of the Holder, from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) seven percent (7%) per annum above the rate of interest set forth in Section 1 and (b) the Maximum Lawful Rate (the “Default Rate”).  The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Holder’s right or remedies hereunder.  All interest payable at the Default Rate shall be payable on demand.

9.   Maximum Lawful Rate. Anything herein or any other Transaction Document to the contrary notwithstanding, the obligations of the Borrower thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Holder would be contrary to the provisions of any law applicable to the Holder limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Holder, and in such event Borrower shall pay the Holder interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Holder is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of this Note as otherwise provided in this Note or any other Transaction Document.

10.           Conversion of Note.  Upon the consummation of the Third Closing under the Purchase Agreement the entire unpaid Principal balance under this Note and all accrued and unpaid interest thereon shall immediately and automatically, without any further action by the Borrower or the Holder, be converted, effective as of the consummation of the Third Closing under the Purchase Agreement, into that number of Units issued by the Borrower at the Third Closing under the Purchase Agreement (the “Conversion Units”) as is equal to the quotient obtained by dividing (i) the entire unpaid Principal balance under this Note and all accrued and unpaid interest thereon at the time of the Third Closing under the Purchase Agreement by (ii) the Unit Purchase Price.  The Borrower shall provide the Holder, at its address appearing on the records of the Borrower, with written notice (a “Third Closing Notice”) of the consummation of the Third Closing under the Purchase Agreement on the Third Closing Date.  Immediately upon the consummation of the Third Closing under the Purchase Agreement, and the automatic conversion of this Note pursuant to this Section 10, this Note shall be deemed cancelled and of no further force and effect, and any obligations of the Borrower to the Holder hereunder shall be deemed to be satisfied in full.  To evidence the cancellation of this Note, the Holder shall surrender the original of this Note or an affidavit of loss or destruction of this Note (in a form reasonably acceptable to Borrower) to the Borrower for cancellation within ten (10) days after its receipt of the Third Closing Notice.  The failure of the Holder to surrender this Note for cancellation (or such affidavit of loss or destruction) shall not affect the automatic conversion of the outstanding Principal balance, and accrued and unpaid interest on, this Note into the Conversion Units pursuant to this Section 10.  The Holder shall be deemed to have become the holder of record of the Conversion Units immediately upon the consummation of the Third Closing under the Purchase Agreement and shall be regarded for all purposes after such time as the record holder of the number of Conversion Units to which it is entitled upon the conversion.

11.           Waiver. The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  No failure or delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Holder shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

12.           Security Interest; Priority of Indebtedness.  The Borrower’s obligations under the Notes are secured pursuant to that certain Security Agreement, dated as of June 28, 2012, by the Borrower in favor of the Holder (the “Security Agreement”) and that certain Intellectual Property Security Agreement, dated as of June 28, 2012, by the Borrower in favor of the Holder (the “IP Security Agreement”). The Borrower hereby represents and warrants to the Holder that the obligations of the Borrower to the Holder under the Notes constitute “Senior Indebtedness” and “Permitted Indebtedness”, as those terms are defined in the November 2011 Security Agreement(s) (as such term is defined in the Security Agreement).

13.           Severability.  If any provision of this Note or the application thereof to any person or circumstances shall be held invalid or unenforceable by any court of other governmental authority to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall remain enforceable.

14.           Amendments.  Any term of this Note may only be amended or waived upon the written consent of the Borrower and the Holder of this Note.

15.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

16.           Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor or assign of the Borrower, or the Holder, as the case may be.  If the Borrower shall merge or consolidate with or into, or transfer a material portion of its assets, including, but not limited to, permits, leases, operations, and/or goodwill, to another corporation or other form of business organization, the Borrower may assign this Note to the successor of the Borrower resulting from such merger, consolidation, or transfer. Except as expressly provided herein, the Borrower may not assign this Note without the prior consent of the Holder.

17.           Transferability. This Note has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction.  Neither this Note nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless (i) such transaction is exempt from, or not subject to, registration under the Securities Act or the securities laws of any state or other jurisdiction and (ii) is made in compliance with applicable federal and state statutory resale restrictions, if any.   The Holder by its acceptance of this Note agrees that it shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of this Note or any portion thereof or interest therein without the prior written consent of the Borrower except to a Permitted Transferee and then only (a) to a Person it reasonably believes to be an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or (b) pursuant to a transaction in compliance with Rule 144 or Rule 144A under the Securities Act, and in each case only in compliance with applicable law. In connection with any transfer of this Note, the transferor shall furnish the Borrower with such certifications, legal opinions or other information as the Borrower may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act as applicable.  For purposes of this Note, a “Permitted Transferee” is an Affiliate of the Holder.

Any permitted transfer of this Note is registrable on the books of the Borrower upon surrender of this Note for transfer at the Borrower’s designated office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Borrower duly executed by, the Holder hereof and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  Prior to due presentation of this Note for registration of transfer, the Borrower may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary.

18.           Lost or Stolen Note.  Upon receipt by the Borrower of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Borrower, and upon surrender and cancellation of the Note, if mutilated, the Borrower shall execute and deliver to the Holder a new Note identical in all respects to this Note.

19.           Notices. Any notice to the Borrower or to the Holder shall be given in the manner set forth in the Purchase Agreement.

20.           Entire Agreement. This Note and the other Transaction Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note and such other Transaction Documents, and no party is relying on any promise, agreement or understanding not set forth in this Note or such other Transaction Documents.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.

BORROWER:

SKINNY NUTRITIONAL CORP.

By:	/s/ Michael Salaman
Name:	Michael Salaman
Title:	Chief Executive Officer